Exhibit 99.1

CONTACT:	William George
	Chief Financial Officer	777 Post Oak Blvd, Suite 500
	713-830-9600	Houston, Texas 77056
713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER RESULTS

—Strong Increases in Profits, Backlog and Cash Flows—

—Acquires Strong Service Company in the Northwest—

Houston, TX — October 31, 2007 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income of $11,478,000 or $0.28 per diluted share, for the quarter ended September 30, 2007, as compared to net income of $8,962,000 or $0.22 per diluted share, in the third quarter of 2006.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are happy to report our strongest earnings in over five years.  The vast majority of our locations performed superbly during the quarter, resulting in combined earnings increasing by more than 25% compared to a year ago.  Operating income margins were strong and exceeded 6%.”

The Company reported revenues from continuing operations of $286,090,000 in the current quarter, as compared to $287,676,000 in 2006. The Company also reported free cash flow of $14,109,000 in the current quarter, as compared to $3,265,000 in 2006.  Backlog as of September 30, 2007 was $818,485,000, compared to $719,967,000 as of June 30, 2007.  Backlog as of September 30, 2006 was $678,858,000.

                The Company reported net income for the nine months ended September 30, 2007 of $23,785,000 or $0.57 per diluted share, as compared to net income of $21,210,000 or $0.52 per diluted share in 2006.  The Company also reported revenues from continuing operations of $816,250,000 for the first nine months of 2007, as compared to $788,451,000 in 2006.  Free cash flow for the nine months ended September 30, 2007 was $17,911,000 as compared to negative free cash flow of $5,401,000 in 2006.

Murdy continued, “Revenues have increased markedly during the first nine months of this year, however, revenues in the third quarter were down just slightly over the same quarter last year.  This temporary flattening reflects the effect of our transition to a decreased emphasis on certain multi-family operations.  Atlas, our large multi-family operation that is based in Houston, had revenues in this quarter that were lower by over $20 million as compared to a year ago.  By contrast, revenues in our other companies grew strongly during the third quarter.  Given our large increase in backlog and our strong cash performance, we feel confident that, like the temporary decrease in total backlog we experienced a year ago, this temporary flattening of total revenue will be followed by renewed growth.”

Separately, Comfort Systems USA today announced that it has acquired Air Systems Engineering, Inc. (“ASEI”), a service-oriented commercial HVAC company based in Tacoma, Washington.  ASEI had 2006 revenues of approximately $12 million, and if ASEI had been part of Comfort Systems in 2006 we believe it would have contributed earnings before interest, taxes, depreciation and amortization of at least $1 million.

Bill Murdy noted, “We are very pleased to bring Air Systems Engineering into the Comfort Systems USA family of companies.  ASEI has an outstanding reputation for service excellence in the Tacoma and

Seattle area, and with a strong technical workforce and team-based culture we expect ASEI to continue to grow and excel.”

                Bill Murdy concluded, “We are continuing to seek incremental growth through prudent acquisitions, and we are optimistic about our prospects in that area.  Overall, demand for our services remains solid and our growing and well-priced backlog helps us to remain confident that we will continue to demonstrate strong results as we finish 2007 and look forward to 2008.”

                As previously announced, the Company will host a conference call to discuss its financial results and position in more depth on Thursday, November 1, 2007 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-396-2298 and enter 64596935 as the passcode.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 6:00 p.m. Central Time, Thursday, November 8, 2007 by calling 1-888-286-8010 with the conference passcode of 19062252, and will also be available on our website on the next business day following the call.

                Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 62 locations in 54 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

                This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, undertaking contractual commitments that exceed our labor resources, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months and Nine Months Ended September 30, 2007 and 2006

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2007	%	2006	%	2007	%	2006	%
Revenues	$286,090	100.0%	$287,676	100.0%	$816,250	100.0%	$788,451	100.0%
Cost of services	231,792	81.0%	241,467	83.9%	673,715	82.5%	663,010	84.1%
Gross profit	54,298	19.0%	46,209	16.1%	142,535	17.5%	125,441	15.9%

SG&A	36,173	12.6%	32,139	11.2%	105,757	13.0%	92,296	11.7%
Loss (gain) on sale of assets	32	—	(85)	—	(14)	—	(154)	—
Operating income	18,093	6.3%	14,155	4.9%	36,792	4.5%	33,299	4.2%

Interest income, net	735	0.3%	555	0.2%	1,815	0.2%	1,462	0.2%
Other income (expense)	(17)	—	14	—	40	—	32	—
Income before income taxes	18,811	6.6%	14,724	5.1%	38,647	4.7%	34,793	4.4%
Income tax expense	7,333		5,757		14,862		13,575
Income from continuing operations	11,478	4.0%	8,967	3.1%	23,785	2.9%	21,218	2.7%
Discontinued operations:
Operating loss, net of income tax expense of $—, $27, $—, and $132	—		(5)		—		(217)
Estimated gain on disposition, including income tax benefit of $—, $—, $—, and $209	—		—		—		209
Net income	$11,478		$8,962		$23,785		$21,210

Income per share:
Basic-
Income from continuing operations	$0.28		$0.22		$0.59		$0.53
Discontinued operations -
Loss from operations	—		—		—		(0.01)
Estimated gain on disposition	—		—		—		0.01
Net income	$0.28		$0.22		$0.59		$0.53

Diluted -
Income from continuing operations	$0.28		$0.22		$0.57		$0.52
Discontinued operations -
Loss from operations	—		—		—		(0.01)
Estimated gain on disposition	—		—		—		0.01
Net income	$0.28		$0.22		$0.57		$0.52
Shares used in computing income per share:
Basic	40,731		40,406		40,629		40,177
Diluted	41,479		41,242		41,397		41,098

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) (Unaudited):

	Three Months Ended September 30,				Nine Months Ended September 30,

	2007	%	2006	%	2007	%	2006	%
Net income	$11,478		$8,962		$23,785		$21,210
Discontinued operations	—		5		—		8
Income taxes	7,333		5,757		14,862		13,575
Other (income) expense	17		(14)		(40)		(32)
Interest income, net	(735)		(555)		(1,815)		(1,462)
Loss (gain) on sale of assets	32		(85)		(14)		(154)
Depreciation and amortization	1,698		1,335		4,921		3,850
Adjusted EBITDA	$19,823	6.9%	$15,405	5.4%	$41,699	5.1%	$36,995	4.7%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, excluding discontinued operations, income taxes, other (income) expense, interest income, net, loss (gain) on sale of assets and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006

	(unaudited)
Cash and cash equivalents	$97,727	$90,286
Accounts receivable, net	266,228	234,763
Costs and estimated earnings in excess of billings	24,355	23,680
Assets related to discontinued operations	5	221
Other current assets	26,958	28,326
Total current assets	415,273	377,276
Property and equipment, net	19,278	15,504
Goodwill	65,833	62,954
Other noncurrent assets	5,684	6,031
Total assets	$506,068	$461,765

Current maturities of long-term debt	$—	$—
Accounts payable	81,437	81,180
Billings in excess of costs and estimated earnings	87,934	65,949
Other current liabilities	72,548	70,886
Liabilities related to discontinued operations	334	450
Total current liabilities	242,253	218,465
Long-term debt	—	—
Other long-term liabilities	1,257	586
Total liabilities	243,510	219,051
Total stockholders’ equity	262,558	242,714
Total liabilities and stockholders’ equity	$506,068	$461,765

Selected Cash Flow Data (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash provided by (used in)
Operating activities	$17,145	$5,556	$25,541	$(6,366)
Investing activities	$(3,036)	$(2,580)	$(12,052)	$19,230
Financing activities	$(4,314)	$(1,149)	$(6,048)	$461

Free cash flow:
Cash from operating activities	$17,145	$5,556	$25,541	$(6,366)
Purchases of property and equipment	(3,109)	(2,440)	(7,826)	(6,483)
Proceeds from sales of property and equipment	73	149	196	428
Taxes paid related to the sale of businesses	—	—	—	7,020

Free cash flow	$14,109	$3,265	$17,911	$(5,401)

Note 1:  Free cash flow is defined as cash flow from operating activities excluding items related to sale of businesses,  less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.